Exhibit 99.5

May 15, 2015

The Board of Directors

MeadWestvaco Corporation

501 South 5th Street

Richmond, VA 23219

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated January 25, 2015, to the Board of Directors of MeadWestvaco Corporation (“MWV”) as Annex D to, and reference thereto under the headings “SUMMARY—The Combination and the Combination Agreement—Opinions of MWV’s Financial Advisors—Merrill Lynch, Pierce, Fenner & Smith Incorporated,” “THE ADOPTION OF THE COMBINATION AGREEMENT—Background of the Combination,” “THE ADOPTION OF THE COMBINATION AGREEMENT—MWV’s Reasons for the Combination; Recommendation of the MWV Board of Directors” and “THE ADOPTION OF THE COMBINATION AGREEMENT—Opinions of MWV’s Financial Advisors—Merrill Lynch, Pierce, Fenner & Smith Incorporated” in, the joint proxy statement/prospectus relating to the proposed merger involving MWV and Rock-Tenn Company (“Rock-Tenn”), which joint proxy statement/prospectus forms a part of WestRock Company’s Amendment No. 3 to the Registration Statement on Form S-4 (the “Third Amended Registration Statement”) to which this consent is filed as an exhibit. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Third Amended Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED